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GRC International, Inc.                                              Exhibit 11
Statement of Computation of Earnings per Share                       ----------
(in thousands, except for per share amounts)
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                                                             Year Ended June 30,
                                                   -------------------------------------
                                                         1997         1996        1995
PRIMARY

Weighted Average Number of Shares of Common
    Stock Outstanding                                   9,338        9,172       9,001
Net Effect of Dilutive Stock Options
    Based on the Treasury Stock Method                    176            -         392
                                                   -------------------------------------
Weighted Average Shares Outstanding                     9,514        9,172       9,393
                                                   -------------------------------------

Income (Loss) from Continuing Operations               13,861         (700)      7,070
Loss from Discontinued Operations                     (31,611)     (16,937)     (2,040)
                                                   -------------------------------------
Net Income (Loss)                                     (17,750)     (17,637)      5,030

Per Share Amount:
Income (Loss) from Continuing Operations                  1.46       (0.08)        0.75
Loss from Discontinued Operations                        (3.33)      (1.84)       (0.21)
                                                   -------------------------------------
Net Income (loss)                                        (1.87)      (1.92)        0.54
                                                   =====================================

FULLY DILUTED

Weighted Average Number of Shares of Common
    Stock Outstanding                                   9,338        9,172       9,001
Net Effect of Dilutive Stock Options
    Based on the Treasury Stock Method                    176          490         392
Net Effect of Convertible Debenture
    Based on the Treasury Stock Method,
    if Converted Method                                   329            -           -
                                                   -------------------------------------
Weighted Average Shares Outstanding                     9,843        9,662       9,393
                                                   -------------------------------------

Income (Loss) from Continuing Operations               13,861         (700)     (7,070)
Interest and Amortization on Convertible Debenture        425            -           -
                                                   -------------------------------------
Adjusted Income (Loss) from Continuing Operations      14,286         (700)      7,070
Loss from Discontinued Operations                     (31,611)     (16,937)     (2,040)
                                                   -------------------------------------
Adjusted Net Income (Loss)                            (17,325)     (17,637)      5,030
                                                   =====================================

Per Share Amount:
Adjusted Income (Loss) from Continuing Operations         1.45       (0.07)        0.75
Loss from Discontinued Operations                        (3.21)      (1.76)       (0.21)
                                                   -------------------------------------
Adjusted Net Income (Loss)                               (1.76)      (1.83)        0.54
                                                   =====================================
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